Exhibit 99.1

Joint Filer Information

Names:	Roundball, LLC

Address:	25101 Chagrin Boulevard, Suite 350, Beachwood, Ohio 44122
Designated Filer:	Steven Rosen

Issuer and Ticker Symbol:	Hickok Inc. [HICKA]

Date of Event Requiring Statement:	December 31, 2014

The undersigned, Roundball, LLC, is jointly filing the attached Statement of Changes in Beneficial Ownership on Form 4 with Steven Rosen with respect to the beneficial ownership of securities of Hickok Inc.

Signatures:

ROUNDBALL, LLC

By:	/s/ Frederick Widen
Name:	Frederick Widen
Title:	Manager, Roundball, LLC